                                                               [LOGO OF MetLife]

MetLife Investors USA Insurance Company
11225 North Community House Road
Charlotte, NC 28277

MetLife Investors Distribution Company
1095 Avenue of the Americas
New York, NY 10036

October 29, 2014

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-4644

Re:    Pre-Effective Amendment No. 1
       MetLife Investors USA Insurance Company
       MetLife Investors USA Separate Account A
       Registration Statement on Form N-4 (File Nos. 333-197993 /811-03365)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, MetLife Investors USA Insurance Company, the depositor, on behalf of itself and MetLife Investors USA Separate Account A, the registrant, and MetLife Investors Distribution Company, the principle underwriter hereby request that the effective date of the above-referenced pre-effective amendment to the registration statement filed on Form N-4 be accelerated and declared effective on November 7, 2014.

MetLife Investors USA Insurance Company
(Depositor)

MetLife Investors USA Separate Account A
(Registrant)

By: /s/ Elizabeth M. Forget
Elizabeth M. Forget
Senior Vice President

MetLife Investors Distribution Company
(Principal Underwriter)

By: /s/ Donald Leintz
Donald Leintz
Vice President